Exhibit 99.1

Bank of the Ozarks, Inc. Announces Third Quarter 2015 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--October 13, 2015--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the third quarter of 2015 was $46.1 million, a 43.7% increase from $32.1 million for the third quarter of 2014. Diluted earnings per common share for the third quarter of 2015 were $0.52, a 30.0% increase from $0.40 for the third quarter of 2014.

The Company’s results during the quarter just ended included approximately $2.9 million of acquisition-related and systems conversion expenses and $0.2 million of software and contract termination charges. Net of applicable income taxes, these items, in the aggregate, reduced the Company’s diluted earnings per common share by approximately $0.02 in the quarter just ended.

For the nine months ended September 30, 2015, net income totaled $130.8 million, a 56.0% increase from net income of $83.9 million for the first nine months of 2014. Diluted earnings per common share for the first nine months of 2015 were $1.51, a 39.8% increase from $1.08 for the first nine months of 2014.

The Company’s results for the first nine months of 2015 included $2.3 million of tax-exempt income from bank owned life insurance (“BOLI”) death benefits, $2.6 million in net gains on sales of investment securities, $2.5 million in prepayment penalties from prepaying Federal Home Loan Bank (“FHLB”) advances, approximately $5.7 million of acquisition-related and systems conversion expenses and $1.0 million of software and contract termination charges. Net of applicable income taxes, these items, in the aggregate, reduced the Company’s diluted earnings per common share by approximately $0.02 in the first nine months of 2015.

The Company’s annualized returns on average assets, average common stockholders’ equity and average tangible common stockholders’ equity for the third quarter of 2015 were 2.05%, 14.46% and 16.48%, respectively, compared to 1.98%, 14.80% and 16.93%, respectively, for the third quarter of 2014. The Company’s annualized returns on average assets, average common stockholders’ equity and average tangible common stockholders’ equity for the first nine months of 2015 were 2.11%, 14.95% and 17.08%, respectively, compared to 1.98%, 14.92% and 16.27%, respectively, for the first nine months of 2014. The calculation of the Company’s annualized return on average tangible common stockholders’ equity and the reconciliation to generally accepted accounting principles (“GAAP”) is included in the schedules accompanying this release.

Non-purchased loans and leases were $5.45 billion at September 30, 2015, a 49.7% increase from $3.64 billion at September 30, 2014. Including purchased loans, total loans and leases were $7.41 billion at September 30, 2015, a 50.6% increase from $4.92 billion at September 30, 2014.

The unfunded balance of closed loans increased 88.2% to $4.86 billion at September 30, 2015, compared to $2.58 billion at September 30, 2014.

George Gleason, Chairman and Chief Executive Officer, stated, “We are very pleased with our outstanding third quarter results, including our record $680 million growth in non-purchased loans and leases, our record $859 million growth in the unfunded balance of our closed loans, some of our best asset quality ratios as a public company, and our excellent efficiency ratio of 37.6%. Our annualized returns on average assets of 2.05% for the third quarter and 2.11% for the first nine months of 2015 continued our track record of having achieved returns on average assets in excess of 2.00% in each of the last five years.”

Deposits were $7.61 billion at September 30, 2015, a 48.0% increase from $5.14 billion at September 30, 2014.

Total assets were $9.33 billion at September 30, 2015, a 41.8% increase from $6.58 billion at September 30, 2014.

Common stockholders’ equity was $1.31 billion at September 30, 2015, a 50.1% increase from $876 million at September 30, 2014. Tangible common stockholders’ equity was $1.16 billion at September 30, 2015, a 50.7% increase from $768 million at September 30, 2014. Book value per common share was $14.89 at September 30, 2015, a 35.5% increase from $10.99 at September 30, 2014. Tangible book value per common share was $13.12 at September 30, 2015, a 36.1% increase from $9.64 at September 30, 2014. The calculations of the Company’s tangible common stockholders’ equity and tangible book value per common share and the reconciliations to GAAP are included in the schedules accompanying this release.

The Company’s ratio of common stockholders’ equity to total assets was 14.09% at September 30, 2015, compared to 13.31% at September 30, 2014. Its ratio of tangible common stockholders’ equity to total tangible assets was 12.62% at September 30, 2015, compared to 11.87% at September 30, 2014. The calculation of the Company’s ratio of tangible common stockholders’ equity to total tangible assets and the reconciliation to GAAP are included in the schedules accompanying this release.

NET INTEREST INCOME

Net interest income for the third quarter of 2015 was a record $96.4 million, a 29.2% increase from $74.6 million for the third quarter of 2014. Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 5.07% for the third quarter of 2015, a decrease of 42 basis points from 5.49% for the third quarter of 2014. Average earning assets were $7.73 billion for the third quarter of 2015, a 37.9% increase from $5.61 billion for the third quarter of 2014.

Net interest income for the first nine months of 2015 was $275.6 million, a 43.7% increase from $191.8 million for the first nine months of 2014. Net interest margin, on a FTE basis, was 5.28% for the first nine months of 2015, a 24 basis point decrease from 5.52% for the first nine months of 2014. Average earning assets were $7.17 billion for the first nine months of 2015, a 48.2% increase from $4.84 billion for the first nine months of 2014.

NON-INTEREST INCOME

Non-interest income for the third quarter of 2015 increased 15.0% to $22.1 million compared to $19.2 million for the third quarter of 2014, but decreased 4.9% compared to $23.3 million for the second quarter of 2015. Non-interest income for the first nine months of 2015 increased 30.7% to $74.5 million compared to $57.0 million for the first nine months of 2014.

Service charges on deposit accounts increased 0.9% to a record $7.43 million in the third quarter of 2015 compared to $7.36 million in the third quarter of 2014. Service charges on deposit accounts increased 7.9% to $21.1 million in the first nine months of 2015 compared to $19.6 million in the first nine months of 2014.

Mortgage lending income increased 5.6% to $1.83 million in the third quarter of 2015 compared to $1.73 million in the third quarter of 2014. Mortgage lending income increased 34.1% to $5.10 million in the first nine months of 2015 compared to $3.81 million in the first nine months of 2014.

Trust income increased 5.7% to a record $1.50 million in the third quarter of 2015 compared to $1.42 million in the third quarter of 2014. Trust income increased 7.2% to $4.40 million in the first nine months of 2015 compared to $4.10 million in the first nine months of 2014.

BOLI income increased 62.9% to $2.26 million in the third quarter of 2015 compared to $1.39 million in the third quarter of 2014 primarily due to $85 million of BOLI purchased in May 2015. BOLI income increased 101.9% to $7.67 million in the first nine months of 2015 compared to $3.80 million in the first nine months of 2014 primarily due to $2.3 million of tax-exempt BOLI death benefits in the first quarter of 2015 and the $85 million of BOLI purchased in May 2015.

Other income from purchased loans increased 61.9% to $5.46 million in the third quarter of 2015 compared to $3.37 million in the third quarter of 2014, but decreased 21.7% compared to $6.97 million in the second quarter of 2015. Other income from purchased loans increased 107.0% to $21.3 million in the first nine months of 2015 compared to $10.3 million in the first nine months of 2014. Net gains on sales of other assets increased to $1.90 million in the third quarter of 2015 compared to $1.69 million in the third quarter of 2014, but decreased compared to $2.56 million in the second quarter of 2015. Net gains on sales of other assets increased to $7.29 million in the first nine months of 2015 compared to $4.11 million in the first nine months of 2014. The increases in the Company’s other income from purchased loans and net gains on sales of other assets during the third quarter and first nine months of 2015 compared to the same periods in 2014 are, in part, attributable to the Company having terminated, in the fourth quarter of 2014, the loss share agreements on all seven of its FDIC-assisted acquisitions.

There were no net gains on investment securities in the third quarter of 2015 compared to $43,000 in the third quarter of 2014. Net gains on investment securities were $2.6 million in the first nine months of 2015 compared to $0.1 million in the first nine months of 2014.

NON-INTEREST EXPENSE

Non-interest expense for the third quarter of 2015 increased 6.8% to $45.4 million compared to $42.5 million for the third quarter of 2014. During the third quarter of 2015, the Company incurred approximately $2.9 million of acquisition-related and systems conversion expenses and $0.2 million of software and contract termination charges. During the third quarter of 2014, the Company incurred approximately $2.2 million of acquisition-related and systems conversion expenses, $0.5 million of software and contract termination charges and approximately $0.6 million of fraud losses attributable to The Home Depot system breach.

The Company’s efficiency ratio (non-interest expense divided by the sum of net interest income FTE and non-interest income) for the third quarter of 2015 improved to 37.6% compared to 43.9% for the third quarter of 2014, but increased compared to 36.6% for the second quarter of 2015.

Non-interest expense for the first nine months of 2015 increased 18.2% to $139.3 million compared to $117.9 million for the first nine months of 2014. During the first nine months of 2015, the Company incurred $2.5 million in prepayment penalties from prepaying FHLB advances, approximately $5.7 million of acquisition-related and systems conversion expenses and $1.0 million of software and contract termination charges. During the first nine months of 2014, the Company incurred approximately $3.7 million of acquisition-related and systems conversion expenses, $5.6 million of software and contract termination charges and approximately $0.6 million of fraud losses attributable to The Home Depot system breach.

The Company’s efficiency ratio for the first nine months of 2015 improved to 39.0% compared to 45.9% for the first nine months of 2014.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Excluding purchased loans, the Company’s ratio of nonperforming loans and leases as a percent of total loans and leases improved to 0.26% at September 30, 2015, compared to 0.49% at September 30, 2014 and 0.34% at June 30, 2015.

Excluding purchased loans, the Company’s ratio of nonperforming assets as a percent of total assets improved to 0.41% at September 30, 2015, compared to 0.92% at September 30, 2014 and 0.49% at June 30, 2015.

Excluding purchased loans, the Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases improved to 0.41% at September 30, 2015, compared to 0.63% at September 30, 2014 and 0.50% at June 30, 2015.

The Company’s net charge-offs were $1.3 million for the third quarter of 2015, including $0.6 million for non-purchased loans and leases and $0.7 million for purchased loans. The Company’s net charge-offs were $1.0 million for the third quarter of 2014, including $0.5 million for non-purchased loans and leases and $0.5 million for purchased loans.

The Company’s net charge-offs were $8.1 million for the first nine months of 2015, including $5.7 million for non-purchased loans and leases and $2.4 million for purchased loans. The Company’s net charge-offs were $3.9 million for the first nine months of 2014, including $2.1 million for non-purchased loans and leases and $1.8 million for purchased loans.

The Company’s annualized net charge-off ratio for its non-purchased loans and leases decreased to 0.05% for the third quarter of 2015 compared to 0.06% for the third quarter of 2014 and 0.12% for the second quarter of 2015. The Company’s annualized net charge-off ratio for its purchased loans decreased to 0.14% for the third quarter of 2015 compared to 0.15% for the third quarter of 2014, but increased compared to 0.08% for the second quarter of 2015. The Company’s annualized net charge-off ratio for all loans and leases decreased to 0.08% for the third quarter of 2015 compared to 0.09% for the third quarter of 2014 and 0.11% for the second quarter of 2015.

The Company’s annualized net charge-off ratio for its non-purchased loans and leases increased to 0.17% for the first nine months of 2015 compared to 0.10% for the first nine months of 2014. The Company’s annualized net charge-off ratio for its purchased loans decreased to 0.17% for the first nine months of 2015 compared to 0.22% for the first nine months of 2014. The Company’s annualized net charge-off ratio for all loans and leases increased to 0.17% for the first nine months of 2015 compared to 0.13% for the first nine months of 2014.

For the third quarter of 2015, the Company’s provision for loan and lease losses was $3.6 million, including $2.9 million for non-purchased loans and leases and $0.7 million for purchased loans. For the third quarter of 2014, the Company’s provision for loan and lease losses was $3.7 million, including $3.2 million for non-purchased loans and leases and $0.5 million for purchased loans.

For the first nine months of 2015, the Company’s provision for loan and lease losses was $14.2 million, including $11.8 million for non-purchased loans and leases and $2.4 million for purchased loans. For the first nine months of 2014, the Company’s provision for loan and lease losses was $10.6 million, including $8.8 million for non-purchased loans and leases and $1.8 million for purchased loans.

The Company’s allowance for loan and lease losses was $59.0 million, or 1.08% of total non-purchased loans and leases, at September 30, 2015, compared to $49.6 million, or 1.36% of total non-purchased loans and leases, at September 30, 2014, and $56.7 million, or 1.19% of total non-purchased loans and leases, at June 30, 2015.

CONFERENCE CALL AND TRANSCRIPT

Management will conduct a conference call to review announcements made in this release at 10:00 a.m. CDT (11:00 a.m. EDT) on Wednesday, October 14, 2015. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-888-771-4371 ten minutes prior to the beginning of the call and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-888-843-7419 in the United States and Canada or 630-652-3042 internationally. The passcode for this telephone playback is 40772555#. The telephone playback will be available for one week following the call, and the website recording of the call will be available for 90 days.

The Company will also provide a transcript of the conference call on the Company’s website under Investor Relations. The transcript will be available for 90 days.

NON-GAAP FINANCIAL MEASURES

This release contains certain non-GAAP financial measures. The Company’s management uses these non-GAAP financial measures, specifically return on average tangible common stockholders’ equity, tangible book value per common share and ratio of total tangible common stockholders’ equity to total tangible assets, as important measures of the strength of its capital and its ability to generate earnings on its tangible capital invested by its shareholders. These measures typically adjust GAAP financial measures to exclude intangible assets. Management believes presentation of these non-GAAP financial measures provides useful supplemental information that contributes to a proper understanding of the financial results and capital levels of the Company. These non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

FORWARD-LOOKING STATEMENTS

This release and other communications by the Company include certain “forward-looking statements” regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future that are intended to be covered by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time. Those statements are subject to certain risks, uncertainties and other factors that may cause actual results to differ materially from those projected in such forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: potential delays or other problems implementing the Company’s growth and expansion strategy including delays in identifying sites, hiring or retaining qualified personnel, obtaining regulatory or other approvals, obtaining permits and designing, constructing and opening new offices; the ability to enter into and/or close additional acquisitions; problems with, or additional expenses relating to, integrating or managing acquisitions; the ability to attract new or retain existing or acquired deposits or to retain or grow loans and leases, including growth from unfunded closed loans; the ability to generate future revenue growth or to control future growth in non-interest expense; interest rate fluctuations, including changes in the yield curve between short-term and long-term interest rates; competitive factors and pricing pressures, including their effect on the Company’s net interest margin; general economic, unemployment, credit market and real estate market conditions, and the effect of such conditions on the creditworthiness of borrowers and lessees, collateral values, the value of investment securities and asset recovery values; changes in legal and regulatory requirements; recently enacted and potential legislation and regulatory actions and the costs and expenses to comply with new legislation and regulatory actions, including legislation and regulatory actions intended to stabilize economic conditions and credit markets, strengthen the capital of financial institutions, increase regulation of the financial services industry and protect homeowners or consumers; changes in U.S. government monetary and fiscal policy; possible further downgrade of U.S. Treasury securities; the ability to keep pace with technological changes, including changes regarding cybersecurity; an increase in the incidence or severity of fraud, illegal payments, security breaches or other illegal acts impacting the Company or its customers; adoption of new accounting standards or changes in existing standards; and adverse results in current or future litigation or regulatory examinations as well as other factors identified in this press release or as detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including those factors included in the disclosures under the headings “Forward-Looking Information” and “Item 1A. Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected or described in such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 174 offices, including 81 in Arkansas, 28 in Georgia, 25 in North Carolina, 22 in Texas, 10 in Florida, three in Alabama, two offices each in South Carolina and New York and one office in California. The Company may be contacted at (501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
Income statement data:
Net interest income	$96,387	$74,621	29.2%	$275,633	$191,819	43.7%
Provision for loan and lease losses	3,581	3,687	(2.9)	14,205	10,574	34.3
Non-interest income	22,138	19,248	15.0	74,475	56,996	30.7
Non-interest expense	45,428	42,523	6.8	139,336	117,856	18.2
Net income available to common stockholders	46,128	32,093	43.7	130,798	83,855	56.0

Common stock data:
Net income per share – diluted	$0.52	$0.40	30.0%	$1.51	$1.08	39.8%
Net income per share – basic	0.53	0.40	32.5	1.52	1.09	39.4
Cash dividends per share	0.14	0.12	16.7	0.405	0.345	17.4
Book value per share	14.89	10.99	35.5	14.89	10.99	35.5
Tangible book value per share	13.12	9.64	36.1	13.12	9.64	36.1
Diluted shares outstanding (thousands)	88,454	80,445		86,839	77,469
End of period shares outstanding (thousands)	88,265	79,705		88,265	79,705

Balance sheet data at period end:
Assets	$9,329,216	$6,580,360	41.8%	$9,329,216	$6,580,360	41.8%
Non-purchased loans and leases	5,447,278	3,639,142	49.7	5,447,278	3,639,142	49.7
Purchased loans(1)	1,959,502	1,279,790	53.1	1,959,502	1,279,790	53.1
Allowance for loan and lease losses	59,017	49,606	19.0	59,017	49,606	19.0
Foreclosed assets(1)	24,397	42,663	(42.8)	24,397	42,663	(42.8)
Investment securities	796,373	859,876	(7.4)	796,373	859,876	(7.4)
Goodwill	128,132	78,669	62.9	128,132	78,669	62.9
Other intangibles – net of amortization	28,624	28,439	0.7	28,624	28,439	0.7
Deposits	7,606,790	5,139,705	48.0	7,606,790	5,139,705	48.0
Repurchase agreements with customers	80,040	73,942	8.2	80,040	73,942	8.2
Other borrowings	161,861	352,616	(54.1)	161,861	352,616	(54.1)
Subordinated debentures	113,892	64,950	75.4	113,892	64,950	75.4
Common stockholders’ equity	1,314,517	875,578	50.1	1,314,517	875,578	50.1
Net unrealized gains on investment securities AFS included in common stockholders’ equity	11,721	10,724		11,721	10,724
Loan and lease, including purchased loans, to deposit ratio	97.37%	95.70%		97.37%	95.70%

Selected ratios:
Return on average assets(2)	2.05%	1.98%		2.11%	1.98%
Return on average common stockholders’ equity(2)	14.46	14.80		14.95	14.92
Return on average tangible common stockholders’ equity(2)	16.48	16.93		17.08	16.27
Average common equity to total average assets	14.17	13.37		14.14	13.30
Net interest margin – FTE(2)	5.07	5.49		5.28	5.52
Efficiency ratio	37.58	43.95		38.96	45.88
Net charge-offs to average loans and leases(2)(3)	0.05	0.06		0.17	0.10
Nonperforming loans and leases to total loans and leases(4)	0.26	0.49		0.26	0.49
Nonperforming assets to total assets(4)(5)	0.41	0.92		0.41	0.92
Allowance for loan and lease losses to total loans and leases(4)	1.08	1.36		1.08	1.36

Other information:
Non-accrual loans and leases(4)	$14,021	$17,945		$14,021	$17,945
Accruing loans and leases – 90 days past due(4)	–	–		–	–
Troubled and restructured loans and leases(4)	–	–		–	–
Impaired purchased loans	10,022	15,291		10,022	15,291

(1)Prior periods have been adjusted to include loans and/or foreclosed assets previously covered by FDIC loss share.
(2)Ratios for interim periods annualized based on actual days.
(3)Excludes purchased loans and net charge-offs related to such loans.
(4)Excludes purchased loans, except for their inclusion in total assets.
(5)Ratios for prior period have been recalculated to include foreclosed assets previously covered by FDIC loss share as nonperforming assets.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	12/31/13	3/31/14	6/30/14	9/30/14	12/31/14	3/31/15	6/30/15	9/30/15
Earnings Summary:
Net interest income	$55,282	$52,396	$64,801	$74,621	$78,675	$85,489	$93,756	$96,387
Federal tax (FTE) adjustment	2,372	2,424	2,737	2,892	2,690	2,570	2,552	2,368
Net interest income (FTE)	57,654	54,820	67,538	77,513	81,365	88,059	96,308	98,755
Provision for loan and lease losses	(2,863)	(1,304)	(5,582)	(3,687)	(6,341)	(6,315)	(4,308)	(3,581)
Non-interest income	18,592	20,360	17,388	19,248	27,887	29,067	23,270	22,138
Non-interest expense	(34,728)	(37,454)	(37,878)	(42,523)	(48,158)	(50,184)	(43,724)	(45,428)
Pretax income (FTE)	38,655	36,422	41,466	50,551	54,753	60,627	71,546	71,884
FTE adjustment	(2,372)	(2,424)	(2,737)	(2,892)	(2,690)	(2,570)	(2,552)	(2,368)
Provision for income taxes	(11,893)	(8,730)	(12,251)	(15,579)	(17,300)	(18,139)	(24,190)	(23,385)
Noncontrolling interest	8	8	8	13	(11)	(24)	(28)	(3)
Net income available to common stockholders	$24,398	$25,276	$26,486	$32,093	$34,752	$39,894	$44,776	$46,128

Earnings per common share – diluted(1)	$0.33	$0.34	$0.34	$0.40	$0.43	$0.47	$0.51	$0.52

Non-interest Income:
Service charges on deposit accounts	$6,031	$5,639	$6,605	$7,356	$7,009	$6,627	$7,088	$7,425
Mortgage lending income	967	954	1,126	1,728	1,379	1,507	1,772	1,825
Trust income	1,289	1,316	1,364	1,419	1,493	1,432	1,463	1,500
Bank owned life insurance income	1,164	1,130	1,278	1,390	1,385	3,623	1,785	2,264
Accretion/amortization of FDIC loss share receivable, net of amortization of FDIC clawback payable	901	692	(741)	(562)	–	–	–	–
Other income from purchased loans	4,825	3,311	3,629	3,369	4,494	8,908	6,971	5,456
Gains on investment securities	4	5	18	43	78	2,534	85	–
Gains on sales of other assets	1,801	974	1,448	1,688	1,912	2,829	2,557	1,905
Gains on merger and acquisition transactions	–	4,667	–	–	–	–	–	–
Gain on termination of FDIC loss share agreements	–	–	–	–	7,996	–	–	–
Other	1,610	1,672	2,661	2,817	2,141	1,607	1,549	1,763
Total non-interest income	$18,592	$20,360	$17,388	$19,248	$27,887	$29,067	$23,270	$22,138

Non-interest Expense:
Salaries and employee benefits	$17,381	$17,689	$18,831	$20,876	$19,488	$22,597	$22,646	$21,207
Net occupancy expense	5,039	5,044	5,707	6,823	6,528	7,291	7,344	8,076
Other operating expenses	11,427	13,908	12,221	13,292	20,610	18,700	12,094	14,448
Amortization of intangibles	881	813	1,119	1,532	1,532	1,596	1,640	1,697
Total non-interest expense	$34,728	$37,454	$37,878	$42,523	$48,158	$50,184	$43,724	$45,428

Allowance for Loan and Lease Losses:
Balance at beginning of period	$41,660	$42,945	$43,861	$46,958	$49,606	$52,918	$54,147	$56,749
Net charge-offs	(1,578)	(388)	(2,485)	(1,039)	(3,029)	(5,086)	(1,706)	(1,313)
Provision for loan and lease losses	2,863	1,304	5,582	3,687	6,341	6,315	4,308	3,581
Balance at end of period	$42,945	$43,861	$46,958	$49,606	$52,918	$54,147	$56,749	$59,017

Selected Ratios:
Net interest margin – FTE(2)	5.63%	5.46%	5.62%	5.49%	5.53%	5.42%	5.37%	5.07%
Efficiency ratio	45.55	49.82	44.60	43.95	44.08	42.85	36.56	37.58
Net charge-offs to average loans and leases(2)(3)	0.14	0.03	0.19	0.06	0.17	0.37	0.12	0.05
Nonperforming loans and leases to total loans and leases(4)	0.33	0.42	0.58	0.49	0.53	0.33	0.34	0.26
Nonperforming assets to total assets(4)(5)	1.22	1.44	1.19	0.92	0.87	0.56	0.49	0.41
Allowance for loan and lease losses to total loans and leases(4)	1.63	1.58	1.48	1.36	1.33	1.26	1.19	1.08
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(4)	0.45	0.75	0.63	0.63	0.79	0.57	0.50	0.41

(1)Adjusted to give effect to 2-for-1 stock split on June 23, 2014.
(2)Ratios for interim periods annualized based on actual days.
(3)Excludes purchased loans and net charge-offs related to such loans.
(4)Excludes purchased loans, except for their inclusion in total assets.
(5)Ratios for prior periods have been recalculated to include foreclosed assets previously covered by FDIC loss share agreements as nonperforming assets.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheets and Net Interest Analysis – FTE Unaudited

	Three Months Ended September 30,						Nine Months Ended September 30,
	2015			2014			2015			2014
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands)
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$2,309	$8	1.39%	$2,165	$11	2.08%	$2,578	$35	1.82%	$5,218	$50	1.27%
Investment securities:
Taxable	369,189	3,254	3.50	352,281	2,986	3.36	361,879	9,969	3.68	316,658	8,135	3.43
Tax-exempt – FTE	414,785	6,584	6.30	519,546	8,072	6.16	434,673	20,623	6.34	465,059	22,488	6.47
Non-purchased loans and leases – FTE	5,016,009	62,751	4.96	3,399,681	43,220	5.04	4,528,130	170,029	5.02	2,992,573	113,577	5.07
Purchased loans	1,926,236	33,255	6.85	1,331,697	28,686	8.55	1,844,463	101,877	7.38	1,058,345	70,700	8.93
Total earning assets – FTE	7,728,528	105,852	5.43	5,605,370	82,975	5.87	7,171,723	302,533	5.64	4,837,853	214,950	5.94
Non-interest earning assets	1,202,915			830,327			1,101,343			812,377
Total assets	$8,931,443			$6,435,697			$8,273,066			$5,650,230

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$3,766,749	$2,230	0.23%	$2,821,987	$1,508	0.21%	$3,377,490	$5,418	0.21%	$2,470,211	$3,845	0.21%
Time deposits of $100,000 or more	1,210,629	1,554	0.51	626,785	412	0.26	1,190,189	4,225	0.47	500,194	928	0.25
Other time deposits	932,608	850	0.36	564,445	365	0.26	867,799	2,445	0.38	509,709	920	0.24
Total interest bearing deposits	5,909,986	4,634	0.31	4,013,217	2,285	0.23	5,435,478	12,088	0.30	3,480,114	5,693	0.22
Repurchase agreements with customers	75,745	20	0.11	62,430	15	0.09	73,975	56	0.10	62,018	40	0.09
Other borrowings	161,885	1,459	3.58	299,436	2,736	3.63	170,678	4,605	3.61	287,191	8,083	3.76
Subordinated debentures	117,469	984	3.32	64,950	426	2.60	109,488	2,661	3.25	64,950	1,267	2.61
Total interest bearing liabilities	6,265,085	7,097	0.45	4,440,033	5,462	0.49	5,789,619	19,410	0.45	3,894,273	15,083	0.52
Non-interest bearing liabilities:
Non-interest bearing deposits	1,350,466			1,064,142			1,266,826			943,445
Other non-interest bearing liabilities	47,005			67,698			43,325			57,410
Total liabilities	7,662,556			5,571,873			7,099,770			4,895,128
Common stockholders’ equity	1,265,619			860,240			1,169,885			751,602
Noncontrolling interest	3,268			3,584			3,411			3,500
Total liabilities and stockholders’ equity	$8,931,443			$6,435,697			$8,273,066			$5,650,230

Net interest income – FTE		$98,755			$77,513			$283,123			$199,867
Net interest margin – FTE			5.07%			5.49%			5.28%			5.52%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Bank of the Ozarks, Inc. Calculation of Annualized Return on Average Tangible Common Stockholders’ Equity Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Dollars in thousands)

Net income available to common stockholders	$46,128	$32,093	$130,798	$83,855
Average common stockholders’ equity before noncontrolling interest	$1,265,619	$860,240	$1,169,885	$751,602
Less average intangible assets:
Goodwill	(126,059)	(78,669)	(117,313)	(42,736)
Core deposit and bank charter intangibles, net of accumulated amortization	(28,807)	(29,363)	(28,927)	(19,770)
Total average intangibles	(154,866)	(108,032)	(146,240)	(62,506)

Average tangible common stockholders’ equity	$1,110,753	$752,208	$1,023,645	$689,096

Return on average tangible common stockholders’ equity(1)	16.48%	16.93%	17.08%	16.27%

(1)Annualized based on actual days.

Bank of the Ozarks, Inc. Calculation of the Ratio of Tangible Book Value per Common Share Unaudited

	September 30,
	2015	2014
	(In thousands, except per share amounts)

Total common stockholders’ equity before noncontrolling interest	$1,314,517	$875,578
Less intangible assets:
Goodwill	(128,132)	(78,669)
Core deposit and bank charter intangibles, net of accumulated amortization	(28,624)	(28,439)
Total intangibles	(156,756)	(107,108)

Total tangible common stockholders’ equity	$1,157,761	$768,470

Common shares outstanding	88,265	79,705

Tangible book value per common share	$13.12	$9.64

Bank of the Ozarks, Inc. Calculation of the Ratio of Total Tangible Common Stockholders’ Equity to Total Tangible Assets Unaudited

	September 30,
	2015	2014
	(Dollars in thousands)

Total common stockholders’ equity before noncontrolling interest	$1,314,517	$875,578
Less intangible assets:
Goodwill	(128,132)	(78,669)
Core deposit and bank charter intangibles, net of accumulated amortization	(28,624)	(28,439)
Total intangibles	(156,756)	(107,108)

Total tangible common stockholders’ equity	$1,157,761	$768,470

Total assets	$9,329,216	$6,580,360
Less intangible assets:
Goodwill	(128,132)	(78,669)
Core deposit and bank charter intangibles, net of accumulated amortization	(28,624)	(28,439)
Total intangibles	(156,756)	(107,108)

Total tangible assets	$9,172,460	$6,473,252

Ratio of total tangible common stockholders’ equity to total tangible assets	12.62%	11.87%

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217